Exhibit 8.1

Dykema Gossett PLLC
10 S. Wacker Drive
Suite 2300
Chicago, IL 60606
www.dykema.com
Tel: (312) 876-1700
Fax: (312) 876-1155

January 22, 2024

Old National Bancorp

One Main Street

Evansville, In 47708

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Old National Bancorp, an Indiana corporation (“Old National”), including the proxy statement/prospectus forming a part thereof, relating to the proposed transaction between Old National and CapStar Financial Holdings, Inc.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Dykema Gossett, P.L.L.C.

California | Illinois | Michigan | Minnesota | Texas | Washington, D.C. | Wisconsin